Exhibit 5.1

Our Reference: FU049/003

18 March 2026

PRIVATE AND CONFIDENTIAL

To:	Board of Directors
Fusion Fuel Green PLC
9 Pembroke Street Upper
Dublin D02 KR83
Ireland

Re:	Fusion Fuel Green plc (the “Company”)

Dear Directors

1.	Basis of Opinion (the “Opinion”)

1.1	We act as solicitors in Ireland for the Company, a public limited company organised under the laws of Ireland with registration number 669283.

1.2	We have been requested to furnish this Opinion in connection with the registration statement on Form F-3 filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) which the Company will file on or about the date hereof (the “Registration Statement”) relating to the registration of up to 2,403,387 Class A Ordinary Shares with a nominal value of US$0.0035 each of the Company (the “Shares”) to be offered and re-sold by the Selling Shareholders (as defined in the Registration Statement), such Shares consisting of:

(a)	95,000 Class A Ordinary Shares (the “Advisor Agreement Shares”) currently outstanding and issued to Anthony Milewski (“Milewski”) pursuant to a Mineral & Element Advisory Agreement dated 12 February 2026 between the Company and Milewski (the “Milewski Advisory Agreement”);

(b)	an aggregate of 190,000 Class A Ordinary Shares (the “Advisor Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Advisor Pre-Funded Warrants”) issued to Roxy Capital Corp. (“Roxy Capital”) and Bower Four Capital Corp. (“Bower Four” and together with Milewski and Roxy Capital, the “MAT Advisors” and each an “MAT Advisor”), pursuant to a Mineral & Element Advisory Agreement dated 12 February 2026 between the Company and Roxy Capital (“RC Advisory Agreement”), and a Mineral & Element Advisory Agreement dated 12 February 2026 between the Company and Bower Four (together with the Milewski Advisory Agreement and the RC Advisory Agreement, the “Advisory Agreements”), which are exercisable for Class A Ordinary Shares at an exercise price per share of $0.0035 per share;

(c)	577,124 Class A Ordinary Shares (the “SPA Shares”) currently outstanding and issued to certain investors (the “Investors”) pursuant to a Securities Purchase Agreement dated 14 February 2026 between the Company and the Investors (the “Securities Purchase Agreement”);

(d)	129,005 Class A Ordinary Shares (the “Pre-Funded Warrant Shares”) issuable upon the exercise of pre-funded warrants (the “Pre-Funded Warrants”) issued to the Investors pursuant to the Securities Purchase Agreement, which are exercisable for Class A Ordinary Shares at an exercise price per share of $0.0035 per share;

(e)	706,129 Class A Ordinary Shares (the “150% Price Warrant Shares”) issuable upon the exercise of warrants (the “150% Price Warrants”) issued to the Investors pursuant to the Securities Purchase Agreement, which are exercisable at an exercise price per share of $5.148; and

(f)	706,129 Class A Ordinary Shares (the “200% Price Warrant Shares” and together with the Advisor Pre-Funded Warrant Shares, the Pre-Funded Warrant Shares and the 150% Price Warrant Shares, the “Warrant Shares”) issuable upon the exercise of warrants (the “200% Price Warrants” and together with the Advisor Pre-Funded Warrants, the Pre-Funded Warrants and the 150% Price Warrants, the “Warrants”) issued to the Investors pursuant to the Securities Purchase Agreement, which are exercisable at an exercise price per share of $6.864, without giving effect to applicable limitations or restrictions on exercise.

1.3	Terms used but not defined herein have the meaning assigned to them in the Registration Statement.

1.4	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date of this Opinion as currently applied by the courts of Ireland. We have made no investigations of, and we express no opinion as to the laws of, any other jurisdiction or their effect on this Opinion. This Opinion speaks only as of its date. We assume no obligation to update this Opinion at any time in the future or to advise you of any change in law, change in interpretation of law or change in the practice of the Irish Revenue Commissioners which may occur after the date of this Opinion.

1.5	This Opinion is also strictly confined to:

(a)	the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter;

(b)	the documents listed in the Schedule to this Opinion (the “Documents”); and

(c)	the searches listed at 1.7 below.

1.6	For the purpose of giving this Opinion, we have examined copies of the Documents sent to us by email by the Company in .pdf or other electronic format.

1.7	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 18 March 2026 (the “Searches”):

(a)	on the file of the Company maintained by the Registrar of Companies in the CRO for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner, process advisor or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search;

(c)	in the Central Office of the High Court for any proceedings filed in respect of the Company in the five years immediately preceding the date of the search;

(d)	in the Central Office of the High Court for any petitions filed in respect of the Company; and

(e)	on the register of persons disqualified or restricted from acting as directors of companies incorporated in Ireland which is maintained by the Registrar of Companies in the CRO against the names of the current directors and secretary of the Company as identified in the search results referred to in paragraph (a) above.

1.8	This Opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date of this Opinion.

1.9	No opinion is expressed as to the taxation consequences of any of the matters referred to in the Registration Statement or the transactions referred to therein or contemplated thereby.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	the Company is a public limited company, is duly incorporated and validly existing under the laws of Ireland and has the requisite corporate authority to issue the Shares;

2.2	the Shares (other than the Warrant Shares), when issued by the Company in accordance with the terms of the Mineral Advisory Agreements and the Securities Purchase Agreement and, if required, paid for, will be validly issued, fully paid or credited as fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of the Shares (other than the Warrant Shares)); and

2.3	the Warrant Shares, when issued by the Company upon exercise of the Warrants in accordance with their terms and paid for, will be validly issued, fully paid or credited as fully paid and non-assessable (which term means that no further sums are required to be paid by the holders thereof in connection with the issue of the Warrant Shares).

3.	Assumptions

For the purpose of giving this Opinion we assume the following, without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Securities

3.1	That the Registration Statement will have become effective under the Securities Act and that the Company complies with the statements set out therein.

3.2	That the Shares have been issued or will be issued, as applicable, in accordance with the appropriate resolutions and authorities of the shareholders and directors of the Company that were passed or are to be passed prior to the issue of the Shares, and that the Company will have received payment or services of not less than the aggregate nominal value of the Shares (and, in the case of services, the Shares will be issued in lieu of the Company making a cash payment of a specified sum for such services).

3.3	There has been and shall be no fraud on the part of the Company and its respective officers, employees, agents and advisers and that the Company has effected or will effect the issuance of the Shares in good faith, for its legitimate and bona fide business purposes.

3.4	That (i) the Shares have been or will be listed on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC at the time of their issue or (ii) the Shares will not derive their value or the greater part of their value directly or indirectly from land in Ireland, minerals in Ireland or any rights, interests or other assets in relation to mining or minerals or the searching for minerals or exploration or exploitation rights on the Irish continental shelf.

3.5	That, upon issue, the Shares will be duly registered and will continue to be registered in the Company’s register of members.

3.6	That any issue of the Shares will be in compliance with the Companies Act 2014, the Takeover Panel Act, 1997, Takeover Rules, 2022 of Ireland (as may be amended), and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations

3.7	That, at the time any Shares are issued and allotted by the Company, there will be sufficient authorised but unissued share capital under the constitution of the Company to effect such issuance without exceeding any applicable limit on the Company’s authorised share capital.

Authenticity and bona fides

3.8	The completeness and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete or draft Documents have been submitted to us that the original executed versions of such Documents are identical to the last draft of the Documents submitted to us.

3.9	That the copies produced to us of minutes of meetings and/or resolutions are true and correct copies of the original documents, and the signatures on such documents are genuine.

3.10	That the persons identified as the directors of the Company are actually serving as such and that any certificates representing the Shares and the Warrant Shares will be properly executed by one or more such persons.

3.11	That there are no terms governing the Shares other than those set out in the current constitution of the Company.

Accuracy of Searches and the Corporate Certificate

3.12	The accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search been altered. In this regard, it should be noted that:

(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;

(b)	the position reflected by the Searches may not be fully up-to-date; and

(c)	searches at the CRO do not necessarily reveal whether or not a prior charge has been created, or a resolution has been passed or a petition presented or any other action taken for the winding-up of, or the appointment of a receiver or an examiner or a process advisor to, the Company or its assets.

3.13	The truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares and the Warrant Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement to be filed with the SEC and to the use of our name in the prospectus that forms part of the Registration Statement.

Yours faithfully

/s/ Arthur Cox LLP
ARTHUR COX LLP

Schedule 1

documents

1.	Corporate certificate dated 18 March 2026, executed by a director of the Company;

2.	written resolutions of the Board of Directors of the Company dated 12 February 2026 and 15 February 2026;

3.	the mineral & element advisory agreement dated 12 February 2026 between the Company and Roxy Capital Corporation;

4.	the mineral & element advisory agreement dated 12 February 2026 between the Company and Bower Four Capital Corporation;

5.	the mineral & element advisory agreement dated 12 February 2026 between the Company and Anthony Milewski;

6.	the securities purchase agreement dated 14 February 2026 between the Company and the Investors (as defined therein);

7.	a draft of the Registration Statement; and

8.	the current constitution of the Company,

(together, the “Documents”).